Exhibit 10.5

CREDIT AGREEMENT

Dated as of August_, 2017

among

BOWMAN CONSULTING GROUP, LTD, as the Borrower

and

BANK OF AMERICA, N.A.,

as the Lender

IMPORTANT NOTICE

THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR AND ALLOWS THE CREDITOR TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE.

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of August_, 2017, is between BANK OF AMERICA, N.A. (the “Bank”), and BOWMAN CONSULTING GROUP, LTD, a Virginia corporation (the “Borrower”).

1.	DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1	“Acquisition” is defined in Section 7.15(a).

1.2	“Annual Financial Statements” is defined in Section 7.2(a).

1.3	“Authorized Individual” is defined in Section 5.3.

1.4

“Basic Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDA plus lease expense and rent expense (on a cash basis), minus income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense, lease expense and rent expense (on a cash basis), the current portion of long term debt (excluding the indebtedness under the Non-Revolving Line of Credit), the current portion of capitalized lease obligations, and the difference between principal and interest due under the Non - Revolving Line of Credit payable to the Bank for the prior twelve (12) month period and the amount of employee payroll deductions collected by the Borrower for the repayment of the indebtedness under the Non-Revolving Line of Credit for the prior twelve (12) month period. Lease and rent expenses as used herein shall not include any such expenses a1ising from the lease of any personal property. For purposes of computing the Basic Fixed Charge Coverage Ratio, payments actually made in connection with the Chicago Settlement Obligation during the measurement period shall be added to the denominator.

1.5	“Borrowing Base” means the sum of:

(a)	Ninety percent (90%) of Eligible Prime Government Receivables that are outstanding for less than ninety (90) days from the respective invoice date;

(b)	Eight-five percent (85%) of Eligible Non Prime Government Receivables that are outstanding for less than nine (90) days from the respective invoice date;

(c)	Eighty percent (80%) of Eligible Commercial Receivables that are outstanding for less than ninety (90) days from the respective invoice date;

(d)

The lesser of (i) fifty percent (50%) of Eligible Prime Government Receivables, Eligible Non Prime Government Receivables, and Eligible Commercial Receivables that are outstanding for between ninety (90) days and one hundred twenty (120) days from the respective invoice date or (ii) Two Million Dollars ($2,000,000);

After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Battle may establish from time to time in its reasonable credit judgment, including, without limitation, and the amount of estimated maximum exposure, as dete1mined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Battle (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts). Notwithstanding the foregoing, the Bank has the right to decrease any of the foregoing percentages or amount in its discretion based upon findings in the field examinations conducted by the Bank pursuant to Section 2.7.

1.6

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

1.7

“Chicago Settlement Obligation” means the Borrower’s obligation to David Leibowitz, as Chapter 7 Trustee of McDonough Associates pursuant to an agreement dated April 3, 2017, which obligation has been disclosed by Borrower to Bank and will not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) at any time.

1.8	“Code” means the Internal Revenue Code of 1986, as amended.

1.9	“CPA” is defined in Section 7.2(a).

1.10	“Credit Limit” means the amount of Twelve Million Four Hundred Thousand Dollars ($12,400,000).

1.11	“Designated Account” is defined in Section 5.4.

1.12

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, plus other non-cash charges, including non-cash reduction of put liabilities. For purposes of computing EBITDA, the Chicago Settlement Obligation in the amount of One Million Three Hundred Thousand Dollars ($1,300,000) as shown on the Borrower’s financial statements dated December 31, 2016 shall be deemed to be an extraordinary item.

1.13

“Eligible Commercial Receivables” means Eligible Receivables other than Eligible Prime Government Receivables and Eligible Non Prime Government Receivables, which have resulted from an amount due owing from account debtors.

1.14

“Eligible Non Prime Government Receivables” means Eligible Receivables which (a) are not Eligible Prime Government Receivables and (b) have resulted from an amount due and owing indirectly as a sub-consultant to a prime consultant or as a sub-contractor to a p1ime contractor with the United States or with any state or political subdivision thereof or any department, agency or instrumentality of the United States, or any state or political subdivision thereof.

1.15

“Eligible Prime Government Receivables” means Eligible Receivables which have resulted from an amount due and owing directly from the United States or with any state or political subdivision thereof or any department, agency or instrumentality of the United States, or any state or political subdivision thereof.

1.16	“Eligible Receivables” means an account receivable that satisfies the following requirements:

(a)

The account is based upon an enforceable order or contract, written or oral, for services performed and the same were performed by the Borrower in accordance with such order or contract and in the ordinary course of the Borrower’s business and does not relate to any warranty claim or obligation.

(b)

There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments, bill and hold sales, sale or return, guaranteed sales or on the basis of any other understanding are not acceptable.

(c)

The debtor upon the account does not claim any present or contingent (and no fact exists which is the basis for any future) claim, deduction or dispute or defense in law or equity to payment of the account.

(d)

The account balance does not include the amount of any counterclaims, offsets, claims for credits, allowances, or adjustments because of inferior or unsatisfactory services, or for any other reason including, without limitation, those arising on account of a breach of any express or implied representation or warranty which have been or may be asserted against the Borrower by the account debtor (including offsets for any “contra accounts” owed by the Borrower to the account debtor for services performed for the Borrower). To the extent any counterclaims, offsets, or contra accounts exist in favor of the account debtor, such amounts shall be deducted from the account balance.

(e)

The account is evidenced by an invoice or other documentation in form acceptable to the Bank, dated promptly after billing is permitted under the applicable contract between the Borrower and the account debtor.

(f)

The amount shown on the books of the Borrower and on any invoice, certificate, schedule or statement delivered to the Bank is owing to such Borrower and no partial payment has been received unless reflected with that delivery.

(g)

The account represents a genuine obligation of the account debtor for services performed for and accepted by the account debtor. To the extent any credit balances exist in favor of the account debtor, such credit balances represent customary credits, adjustments and/or discounts given to an account debtor by the Borrower in the ordinary course of its business and shall be deducted from the account balance.

(h)

The account balance does not arise from services under or related to any warranty obligation of the Borrower or out of any finance charges, services charges or other fees for the time value of money, payable by the account debtor.    To the extent any such charges are included, such amounts shall be deducted from the account balance.

(i)

With respect to Eligible Commercial Receivables only, the Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the account debtor’s obligation to pay the account. The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

(j)

The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank. The Borrower has the full and unqualified right and power to assign and grant a security interest in, and lien on, the account to the Bank as security and collateral for the payment of the obligations under this Agreement, which lien is perfected as to the account by the filing of financing statements and which lien upon such filing constitutes a first priority security interest and lien.

(k)	The account debtor upon the account is not any of the following:

(i)	An employee, affiliate, parent or subsidiary of the Bo1Tower, or an entity which has common officers or directors with the Borrower.

(ii)	Any person or entity located, incorporated or primarily conducting business in a foreign country

(1)	The account is not in default. An account will be considered in default if any of the following occur:

(i)	the account is not paid within one hundred twenty (120) days from its invoice date;

(ii)

the account debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due, or any petition is filed by or against the account debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors in the United States, any state or territory thereof, or any foreign jurisdiction;

(iii)

there is an appointment of a receiver or trustee for the account debtor or for any of the assets of the account debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code;

(iv)

the initiation by or against the account debtor of any other type of any formal or informal proceeding for the insolvency, dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the account debtor;

(v)	the death or judicial declaration of incompetency of an account debtor who is an individual;

(vi)	the sale, assignment, or transfer of all or any material pa1t of the assets of the account debtor.

(m)

For any Eligible Commercial Receivable that is outstanding for between ninety (90) and one hundred twenty (120) days from the respective invoice date, no more than thirty-five percent (35%) of the accounts which are the obligation of such account debtor have been outstanding for over one hundred twenty (120) days from the respective invoice date; provided, however, that the Bank has the right to decrease the foregoing percentage in its discretion based upon findings in the field examinations conducted by the Bank pursuant to Section 2.7.

(n)	The account does not arise from the sale of goods which remain in the Borrower’s possession or under the Borrower’s control.

(o)

The account is not evidenced by a promissory note or chattel paper, is not secured by any letter of credit with respect to such account nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

(p)

No bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the performance of the Borrower or any other Obligor in respect of the Borrower’s agreements with the account debtor.

(q)

The account is not subject to a restriction that forbids or makes void or unenforceable the assignment or grant of a security interest by the Borrower to the Bank, unless the Borrower has obtained any necessary consents.

(r)	No part of the account represents a retainage.

(s)

The Bank in the good faith exercise of its sole and absolute discretion has not deemed the account ineligible because of uncertainty as to the creditworthiness of the account debtor or because the Bank otherwise considers the collateral value of such account to the Bank to be impaired or its ability to realize such value to be insecure.

(t)	The account is otherwise acceptable to the Bank.

1.17	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the B01Tower within the meaning of Section 414(b) or (c) of the Code.

1.19	“Facility No. 1 Commitment” is defined in Section 2.1(a).

1.20	“Facility No. 1 Expiration Date” is defined in Section 2.2.

1.21	“Facility No. 2 Co1mnitment” is defined in Section 3.1(a).

1.22	“Facility No. 2 Expiration Date” is defined in Section 3.2.

1.23	“Financial Test” is defined in Section 2.6.

1.24	“Fixed Rate Conversion Option” is defined in Section 3.S(a).

1.25	“Fixed Rate Term” means the full term of the credit during which the interest rate was fixed on the principal amount prepaid.

1.26	“Funded Debt’’ means all outstanding liabilities for bon-owed money and other interest-bearing liabilities, including current and long term debt.

1.27	“Governing Law State” is defined in Section 9.2.

1.28	“Guarantor” means Gary Bowman and any other person, if any, providing a guaranty with respect to the obligations hereunder.

1.29

“LIBOR Daily Floating Rate” is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one (1) month term beginning on that date. The Bank will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars. If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

1.30	“Non-Revolving Line of Credit” is defined in Section 3.l(a).

1.31	“Obliger” means any Borrower, Guarantor and/or Pledger.

1.32

“Original Funding Rate” means with respect to any prepaid installment of principal, the Swap Rate on the date the interest rate was fixed by the Bank on the principal amount prepaid for a term corresponding to a period of time equal to the Fixed Rate Term, interpolated, if necessary.

1.33	“Party” and “Parties” are each defined in Section 9.6.

1.34

“Permitted Acquisitions” means any Acquisition consisting of a single transaction or a series of related transactions by the Borrower so long as (i) the Borrower shall not incur additional debt to consummate such Acquisition, (ii) no event of default under this Agreement has occurred and is continuing or would exist after giving effect to such Acquisition, and (iii) immediately prior to and after giving effect to such Acquisition, the Borrower shall be in compliance with financial covenants set forth in this Agreement on a pro-forma basis.

1.35

“Permitted Loan or Advance” means loans or advances by Borrower to its shareholders or employees or to the Guarantor provided that all of the following conditions are satisfied at the time of such loan or advance (a) immediately prior to and after giving effect to such loan or advance no event of default has occurred or is continuing, or would occur as a result of such loan or advance, (b) in the case of a loan or advance to the Guarantor, the balance owed by such Guarantor to Borrower on any date does not exceed One Million Three Hundred Forty Thousand Dollars ($1,340,000), and (c) in the case of loans or advances to shareholders or employees (other than the Guarantor) the amount of such loans or advances does not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate on any date in addition to the amount of such loans or advances outstanding as of the date hereof, exclusive of non-cash loans to shareholders to purchase stock in Borrower or to pay income tax withholding advanced in connection with the vesting of a stock bonus or exercise of a stock option.

1.36

“Permitted Redemption” means any redemption, repurchase, or acquisition of the stock of Borrower provided that at the time of such redemption, no event of default has occurred or is then continuing, or after giving effect to such redemption, repurchase, or acquisition, an event of default would occur, and (a) is made pursuant to the terms of the then current Shareholders’ Buy-Sell Agreement following the death, disability or termination of employment of a shareholder, and (b) does not result in principal payments in any twelve (12) month pe1iod exceeding the lower of (i) the sum of (x) Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, and (y) the amount of life insurance proceeds, if any, received by Borrower with respect to the shareholder of Borrower whose stock is being redeemed or (ii) an amount that would result in a violation of the financial covenant set forth in Section 7.5. For purposes of clarification, all Permitted Redemptions shall be included in the calculation of Basic Fixed Charge Coverage Ratio.

1.37

“Permitted Tax Distribution” means, for any taxable year of Borrower for which Borrower is a pass through entity for income tax purposes, a dividend to its shareholders to pay federal and state income taxes resulting from such shareholder’s allocated share of Borrower’s income, but not to exceed forty percent (40%) of Borrower’s federal taxable income for the prior taxable year end; provided, however, that no distribution shall be deemed a Permitted Tax Distribution and no dividend shall be paid to any shareholder unless immediately prior to and after giving effect to such dividend no event of default has occurred or is continuing, or would occur as a result of such dividend.

1.38	“Person” is defined in Section 6.18(a).

1.39

“Plan” means a plan within the meaning of Section 3(2) of BRISA maintained or contributed to by the Borrower or any BRISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

1.40

“Pledger” means Bowman Consulting Group DC PC, a District of Columbia professional corporation, and any other person, if any, providing a pledge of collateral with respect to the obligations hereunder.

1.41

“Put Option” means an option on the part of a shareholder of the Borrower to sell shares of stock to the Borrower and is either set forth on Schedule 1.14 hereto or the Bank has consented in writing to such option being deemed a Put Option for purposes of this Agreement by specific reference to this Section.

1.42

“Put Option Redemption” means any redemption, repurchase, or acquisition of the stock of Borrower provided that at the time of such redemption, repurchase, or acquisition, no event of default has occurred or is continuing, or after giving effect to such redemption, repurchase, or acquisition, an event of default would occur, and is made pursuant to the exercise of a Put Option by a shareholder of Borrower.

1.43	“Quarterly Financial Statements” is defined in Section 7.2(b).

1.44	“Related Party” means each of the Obligors and the Borrower’s subsidiaries.

1.45

“Reinvestment Rate” means with respect to any prepaid installment of principal, the Swap Rate on the date the prepayment fee is calculated by the Bank for a term corresponding to the period of time remaining until such principal installment was scheduled to be made, interpolated, if necessary.

1.46	“Renewal Notice” is defined in Section 2.2.

1.47	“Repayment Period” is defined in Section 3.3(b).

1.48	“Revolving Line of Credit” is defined in Section 2.l(a).

1.49	“Sanction” is defined in Section 6.18(a).

1.50	“Senior Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less Subordinated Liabilities.

1.51	“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole but reasonable discretion.

1.52

“Swap Rate” means, as of any date, the offered U.S. Dollar interest rate swap rate for a fixed rate payer determined by the Bank on such date by reference to the Bloomberg service or such other similar data source then used by the Bank for determining such rate.

2.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

2.1	Revolving Line of Credit Amount.

(a)

During the availability period described below, the Bank will provide a revolving line of credit to the Borrower (the “Revolving Line of Credit”). The amount of the Revolving Line of Credit (the “Facility No. 1 Commitment”) is equal to the lesser of (i) the Credit Limit or (ii) the Bon-owing Base.

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)

The Borrower agrees not to pe1mit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

2.2	Availability Period.

The Revolving Line of Credit is available between the date of this Agreement and August_, 2019 or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

The availability period for this Revolving Line of Credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the Revolving Line of Credit (the “Renewal Notice”). If this Revolving Line of Credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this Revolving Line of Credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date. The same process for renewal will apply to any subsequent renewal of this Revolving Line of Credit. A renewal fee may be charged at the Bank’s option. The amount of the renewal fee will be specified in the Renewal Notice.

2.3	Conditions to Availability of Credit.

In addition to the items required to be delivered to the Bank under Section 7.2, the Borrower will promptly deliver the following to the Bank at such times as may be requested by the Bank:

(a)

A borrowing base certificate, in form and detail satisfactory to the Bank, in the format of Exhibit A-1, calculated by the Borrower and setting forth the Borrowing Base on which the requested extension of credit is to be based.

(b)	Copies of the invoices or the record of invoices from the Borrower’s sales journal for such Eligible Receivables and a listing of the names and addresses of the debtors obligated thereunder.

(c)	Copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pe11aining to such Eligible Receivables.

(d)	Copies of the cash receipts journal pertaining to the borrowing base certificate.

2.4	Repayment Terms.

(a)

The Borrower will pay interest on October I, 2017, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility. The amount of each payment shall be the amount of all accrued interest on the Revolving Line of Credit.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this Agreement no later than the Facility No. I Expiration Date.

2.5	Interest Rate.

(a)	The interest rate is a rate per year equal to the LIBOR Daily Floating Rate plus the Applicable Rate as defined below.

(b)

The Borrower may prepay the principal in full or in part at any time without the payment of a prepayment fee or premium. The prepayment will be applied to the most remote payment of principal due under this Agreement.

2.6	Applicable Rate.

The Applicable Rate shall be the following amounts per annum, based upon the ratio of Funded Debt to EBITDA (the “Financial Test”), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower’s most recent financial statements) received by the Bank as required in the Covenants section.

Applicable Rate (in percentage points per annum)
Pricing Level	Funded Debt to EBITDA	LIBOR Daily Floating Rate +
1	Greater than 3.0 to 1.0	2.6%
2	Greater than or equal to 2.5 to 1.0 but less than or equal to 3.0 to 1.0	2.3%
3	Less than 2.5 to 1.0	2.0%

The Applicable Rate shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Rate from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Bank’s acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.

2.7	Field Examinations.

The Bank shall have the right to examine and audit the collateral and the Borrower’s accounts receivables and make copies of books and records once every twelve (12) months, unless an event of default under this Agreement has occurred and is continuing in which case such field examination shall occur as often as the Bank determine is necessary. The foregoing field examination shall be conducted at the Borrower’s expense.

3.	FACILITY NO. 2: NON-REVOLVING LINE OF CREDIT AMOUNT AND TERMS

3.1	Non-Revolving Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a non-revolving line of credit to the Borrower (the “Non-Revolving Line of Credit”).

The amount of the Non-Revolving Line of Credit (the “Facility No. 2 Commitment”) is One Million Dollars ($1,000,000).

(b)	This is a non-revolving line of credit. Any amount borrowed, even if repaid before the Facility No. 2 Expiration Date, permanently reduces the remaining available Non-Revolving Line of Credit.

(c)

The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 2 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

3.2	Availability Period.

The Non-Revolving Line of Credit is available between the date of this Agreement and August _, 2018, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 2 Expiration Date”).

3.3	Repayment Terms.

(a)	The Borrower will pay interest on October 1, 2017, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)

The Borrower will repay the principal amount outstanding on the Facility No. 2 Expiration Date in sixty (60) equal installments beginning on the earlier of (i) the date on which no remaining amount is available under the Non-Revolving Line of Credit or (ii) the Facility No. 2 Expiration Date, and on the same day of each month thereafter, and ending on the same day of the sixtieth (60th) month thereafter (the “Repayment Period”). Each principal installment shall be in an amount sufficient to fully amortize the principal amount over the Repayment Period. In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.

3.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the LIBOR Daily Floating Rate plus two and three-quarters of one percent (2.75%).

(b)

The Borrower may prepay the principal in full or in part at ai1y time without the payment of a prepayment fee or premium. The prepayment will be applied to the most remote payment of principal due under this Agreement.

3.5	Fixed Rate Conversion Option.

(a)

During the Repayment Period, provided no event of default then exists under this Agreement and provided the Borrower complies with the terms of this Paragraph, the Borrower will have a one-time option (the “Fixed Rate Conversion Option”) to convert the interest rate on the Non-Revolving Line of Credit from the rate specified above to a fixed rate equal to the funding costs incurred by the Bank, based on the cost of funds at the time the interest rate was fixed, for five (5) years plus two and three quarters (2.75%) of one percent. The Borrower may exercise the Fixed Rate Conversion Option by giving written notice to the Bank (which notice may be by facsimile transmission) of the Borrower’s election to exercise such option. Once received by the Bank, the Borrower’s written notice to exercise the Fixed Rate Conversion Option shall be deemed irrevocable.

(b)

The fixed rate shall become effective on the next payment date following the end of the Repayment Period, provided such notice is received by the Bank at least five (5) banking days prior to the commencement of the Repayment Period. Otherwise the fixed rate shall become effective on the second succeeding payment date.

(c)

Upon the Borrower’s request, the Bank shall quote indicative rates to the Borrower for the fixed rate. An indicative rate is the interest rate in effect as of a date indicated by the Bank. The Borrower understands that such indicative rates shall not be binding on the Bank and shall not obligate the Bank to fix the interest rate at any specific rate. If the Borrower properly and timely exercises the Fixed Rate Conversion Option, then the fixed rate applicable to the loan shall be the indicative rate as of the date and time the Fixed Rate Conversion Option is properly and timely exercised.    The Bank will notify the Borrower in writing of the fixed rate. The fixed rate, once elected in accordance with this Paragraph, will remain in effect until the last day of the Repayment Period.

(d)

Upon exercise of the Fixed Rate Conversion Option, the Bank will determine the amount of the monthly payments that will be necessary to repay the unpaid principal of the loan at the fixed rate over a term equal to the remaining term of the Repayment Period. The Borrower will pay the amount of the new payments beginning on the first (1st) monthly payment date following the effective date of the fixed rate and continuing on each monthly payment date thereafter until the last day of the Repayment Period, on which date all remaining unpaid principal and accrued interest shall be due and payable.

(e)

The Borrower may prepay the credit in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement. Each prepayment, following exercise of the Fixed Rate Conversion Option, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and, if the prepayment is made prior to the expiration of the Fixed Rate Term with respect to any principal amount that accrues interest at a fixed rate, a prepayment fee calculated by the Bank. The prepayment fee will be equal to the present value of the difference, if positive, between (i) the sum of the interest payments that would have accrued through the end of the Fixed Rate Term on each prepaid installment of principal at a fixed interest rate for such installment equal to the Original Funding Rate, as if the prepayment had not been made, less (ii) the sum of the interest payments that would have accrued on each prepaid installment of principal at a fixed interest rate for such installment equal to the Reinvestment Rate, as if the prepayment had not been made.

4.	COLLATERAL

4.1	Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement. The collateral is further defined in security agreements executed by the owners of the collateral.

(a)	Equipment owned by the Borrower and the Pledgor.

(b)	Receivables owned by the Borrower and the Pledgor.

(c)	Patents, trademarks and other general intangibles owned by the Borrower and the Pledgor.

5.	LOAN ADMINISTRATION AND FEES

5.1	Fees.

The	Borrower will pay to the Bank the fees set forth on Schedule A.

5.2	Collection of Payments: Payments Generally.

(a)

Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Bo1rnwer. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)

The Borrower shall make monthly payroll deductions from the employees whose stock purchases are financed by the Borrower using the proceeds of the advances made under the Non-Revolving Line of Credit, in the aggregate amount equal to not less than the monthly payments required under Section 3.3(b) and, if applicable, Section 3.5(d).

(c)

Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(d)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

5.3	Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

5.4	Direct Debit.

The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number                    owned by                    ,or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

5.5	Banking Days.

Unless othe1wise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

5.6	Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank’s costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any capital requirements relating to the Bank’s assets and commitments for credit.

5.7	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a three hundred sixty (360)-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a three hundred sixty-five (365)-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

5.8	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is six (6.0) percentage points higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.9	Overdrafts.

At the Bank’s sole option in each instance, the Bank may do one of the following:

(a)

The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the B01TOwer with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement. The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

(b)	The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower’s accounts with the Bank.

5.10	Payments in Kind.

If the Bank requires delivery in kind of the proceeds of collection of the Borrower’s accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank’s option, be charged to the Borrower.

6.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1	Authorizations.

If the Borrower or any other Obligor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Obliger of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2	Governing Documents.

Copies of the Borrower’s and the Pledgor’s organizational documents.

6.3	Guaranties,

Guaranty in connection with Facility No. 2 signed by Gary Bowman.

6.4	Security Agreements.

Signed original security agreements covering the personal property collateral which the Bank requires.

6.5	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bartl( and prior to all others’ rights and interests, except those the Bank consents to in writing.

6.6	Payment of Fees.

Payment of all fees, expenses and other amounts due and owing to the Bartle    If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds,

6.7	Repayment of Other Credit Agreement.

Evidence that the existing indebtedness with Capital One, N.A. has been or will be repaid and cancelled on or before the first disbursement under this Agreement.

6.8	Good Standing.

Certificates of good standing for the Borrower and the Pledgor from their respective states of formation and from any other state in which the Borrower and the Pledgor are required to qualify to conduct their businesses.

6.9	Legal Opinion.

A written opinion from the legal counsel of the Obligors, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank and its legal counsel.

6.10	Subordination Agreements.

Subordination agreements in favor of the Bank signed by the Persons listed on Schedule 6.10.

6.11	Insurance.

Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.12	Borrower’s Financial Statements.

Company-prepared financial statements of the Borrower for the period ended June 30, 2017 certified and dated by an authorized financial officer of the BoITower, which reflects a year-to-date EBITDA of not less than Two Million Dollars ($2,000,000).

6.13	Guarantor’s Financial Statements and Tax Returns.

(a) A properly completed signed and dated personal financial statement of the Guarantor on the Bank’s fonn with all questions fully answered and all schedules completed in their entirety, including all requested income/expense information and contingent liabilities disclosure, in form and content satisfactory to the Bank; and (b) copies of the federal income tax return of the Guarantor for the year 2016 or, if an extension for filing has been obtained, the year 2015, including copies of any K-ls and all other schedules, in the fonn filed with the Internal Revenue Service (as well as any subsequent amendments or supplements), satisfactory to the Bank.

6.14	Field Examination.

The completion of a field examination on the Borrower’s accounts receivables conducted by and satisfactory to the Bank.

6.15	Formation.

The Borrower is duly formed and existing under the laws of the Commonwealth of Virginia.

6.16	Authorization.

This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.17	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

6.18	Government Sanctions.

(a)

The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obliger that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions’’), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.

(b)

The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

6.19	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any other Obligor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Ban1c, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any other Obliger). If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

6.20	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any other Obligor which, if lost, would impair the Borrower’s or such Obliger’s financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.21	Other Obligations.

The Borrower and each Related Party is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instmment or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.22	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself or for any Related Party for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.23	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.24	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.25	ERISA Plans.

(a)

Each Plan (other than a multiemployer plan) is in compliance in all material respects with BRISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could rea onably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

6.26	No Plan Assets.

The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Guarantor, if any, is (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of BRISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

6.27	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.28	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any other Obligor is bound.

6.29	Permits. Franchises.

Each Related Party possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.30	Insurance.

The Borrower and each Related Party has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

6.31	Eligible Prime Government Receivables and Eligible Non Prime Government Receivables.

With respect to all Eligible Prime Government Receivables and Eligible Non Prime Government Receivables, to the best of the Borrower’s knowledge (a) there has been no default or cancellation with respect thereto, (b) the Eligible Prime Government Receivables and the Eligible Non Prime Government Receivables are not dependent on any future appropriations, (c) the assignment of all sums due thereunder does not violate any law, statute, or regulation and is permissible, (d) the Borrower and each other applicable Obligor has the right to assign all monies due thereunder, (e) any prior assignment with respect thereto has been tem1inated; and (f) the Borrower and each other applicable Obligor is not subject to any pending or threatened debarment proceedings.

6.32	Assignment of Claims Act.

The Borrower hereby covenants and agrees that the Borrower will (or cause each applicable Obligor to) promptly, upon request by the Bank, comply with any and all of the requirements of the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code), where such statutes are applicable to any Eligible Receivables, and shall take all such other action as may be necessary to facilitate the direct assignment to the Bank of the payments due or to become due under any Eligible Receivables, and such further action as may be necessary to facilitate the creation and perfection of the Bank’s security interest in such payments.

7.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall, and shall cause each Related Party:

7.1	Use of Proceeds.

To use the proceeds of the credit extended under this Agreement only for business purposes and to use the proceeds of the advances made under the Non-Revolving Line of Credit only to pay off the outstanding indebtedness with Capital One, N.A. and finance employee stock purchases.

7.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)

Within {i) one hundred fifty (150) days of the 2017 fiscal year end and (ii) one hundred twenty (120) days of each fiscal year end thereafter, the annual financial statements of the Borrower (the “Annual Financial Statements”) certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant (“CPA”) acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)

Within forty-five (45) days of the fiscal quarter end (including the last fiscal quarter in each fiscal year), the quarterly financial statements of the Borrower (the “Quarterly Financial Statements”) certified and dated by an authorized financial officer. These financial statements may be company-prepared.

(c)

A borrowing base certificate in the format of Exhibit A-1, calculated by the Borrower and setting forth the B01rnwing Base on which the requested extension of credit is to be based and the amount of Eligible Receivables as of the last day of each month within twenty-five (25) days after the period end and, upon the Bank’s request, copies of the invoices or the record of invoices from the Borrower’s sales journal for such Eligible Receivables (including, with respect to the Eligible Prime Government Receivables and the Eligible Non Prime Government Receivables, a listing of the names and addresses of the account debtors obligated thereunder if so requested by the Bank), copies of client contracts, work orders, change order, and other documentation pertaining to such Eligible Receivables, and copies of the cash receipts journal pertaining to the borrowing base certificate.

(d)

Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(e)

Together with the Quarterly Financial Statements and the Annual Financial Statements, a compliance certificate of the Borrower in the format as shown in Exhibit A-2, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(f)

A detailed aging of the Borrower Eligible Receivables by invoice or a summary aging by account debtor, as specified by the Bank, within twenty-five (25) days after the end of each month (including the last period in each fiscal year).

(g)	A summary aging by vendor of accounts payable within twenty-five (25) days after the end of each month (including the last period in each fiscal year).

(h)

A detailed contract backlog report of the Borrower within forty-five (45) days after the end of each fiscal quarter (including the last period in each fiscal year). The backlog report shall include the following information with respect to all Eligible Prime Government Receivables and Eligible Non Prime Government Receivables if requested by Bank contract number, agency, contracting officer, contract type, remaining funded and unfunded portions and estimated profitability.

(i)	The annual budget of the Borrower, in form and content acceptable to the Bank, by December 31st of each year.

(j)

Within one hundred twenty (120) days of the calendar year end, copies of the federal income tax returns) of the Guarantor, including copies of any K-ls and all other schedules, in the form filed with the Internal Revenue Service (as well as any subsequent amendments or supplements); and if requested by the Bank, authentications of such documents (whether in the form of signed copies or otherwise) satisfactory to the Bank or, if such return(s) are not filed by such date, then (i) copies of any extensions of the filing date and (ii) W-2 and K-1 Forms received by the Guarantor as of the extension filing date, followed by copies of such return(s) and other documentation described above when and as filed.

(k)

Within one hundred twenty (120) days of the calendar year end, a properly completed signed and dated personal financial statement of the Guarantor on the Bank’s form with all questions fully answered and all schedules completed in their entirety, including all requested income/expense info1mation, contingent liabilities disclosure; provided that, if the party providing the financial information uses his/her own automated financial statement, they may supplement the statement with supporting schedules, certifications or other details so that all information requested on the Bank’s financial statement form is provided in lieu of using such form.

(1)

Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each other Obligor as the Bank may request.

The financial statements required above shall include a properly completed signed and dated personal financial statement on the Bank’s form with all questions fully answered and all schedules completed in their entirety, including all requested income/expense information, contingent liabilities disclosure; provided that, if the Borrower or other party uses his/her own automated financial statement, they may supplement the statement with supporting schedules, certifications or other details so that all information requested on the Bank’s financial statement form is provided in lieu of using such form.

7.3	Funded Debt to EBITDA Ratio.

To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 4.0:1.0.

This ratio will be calculated at the end of each fiscal quarter, using the results of the trailing twelve (12) month period ending with such quarter.

7.4	Senior Funded Debt to EBITDA Ratio.

To maintain on a consolidated basis a ratio of Senior Funded Debt to EBITDA not exceeding 3.25:1.0.

This ratio will be calculated at the end of each quarter, using the results of the trailing twelve (12) month period ending with such quarter.

7.5	Basic Fixed Charge Coverage Ratio.

To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.25:1.0.

This ratio will be calculated at the end of each quarter, using the results of the trailing twelve (12) month period ending with such quarter.

7.6	Dividends and Distributions.

Not to declare or pay any dividends (except dividends paid in capital stock), redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners other than Permitted Tax Distributions, Permitted Put Option Redemptions, or Permitted Redemptions. In addition, the Borrower in connection with the vesting of stock bonuses or the exercise of stock options shall be permitted to redeem its stock as payment pursuant to a promissory note made by a shareholder to the Borrower that allows for the payment thereof in Borrower’s stock.

7.7	Bank as Principal Depository.

To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.8	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(c)	Subordinated Liabilities.

7.9	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property each Related Party now or later owns without the Bank’s written consent. This does not prohibit:

(a)	Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.10	Maintenance of Assets.

(a)

Not to sell, assign, lease, transfer or otherwise dispose of any part of any Related Party’s business or any Related Party’s assets except inventory sold in the ordinary course of such Related Party’s business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises any Related Party now has.

(e)	To make any repairs, renewals, or replacements to keep each Related Party’s properties in good working condition.

(f)	To execute and deliver such documents as the Bank deems necessary to create, perfect and continue the security interests contemplated by this Agreement.

7.11	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(c)	Investments to which the Bank has given its prior written consent.

(d)	Bo1rnwer’s ownership interests in its subsidiaries.

7.12	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Permitted Loans or Advances.

(b)	Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(c)	Extensions of credit to each Related Party’s current subsidiaries or affiliates.

(d)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.13	Chan e of Management.

Not to make any substantial change in the present executive or management personnel of the Borrower.

7.14	Change of Ownership.

Not to cause, permit, or suffer any change in capital ownership such that there is a material change, as determined by the Bank in its sole discretion.

7.15	Additional Negative Covenants.

Not	to, without the Bank’s written consent:

(a)

which consent shall not be unreasonably withheld, enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company (an “Acquisition”), except for Permitted Acquisitions.

(b)	Acquire or purchase a business or its assets, except for Permitted Acquisitions.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve any Obligor’s material lines of business.

7.16	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(b)

Any change in any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

7.17	Insurance.

(a)

General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Obligor’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for such Obligor’s business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)

Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.18	Compliance with Laws.

To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a mate1ial adverse change in any Obligor’s business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

7.19	Books and Records.

To maintain adequate books and records, including complete and accurate records regarding all collateral.

7.20	Audits.

To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.21	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.22	Cooperation.

To take any action reasonably requested by the Bank to ca1Ty out the intent of this Agreement.

7.23	Assignment of Claims Act.

To promptly comply, upon request by the Bank, with any and all of the requirements of Title 31 Section 3727 and Title 41 Section 15 of the United States Code and all rules and regulations relating thereto, as amended, where such statutes, rules and regulations are, at the option of the Bank, applicable to particular contracts, and shall at all times take all such other action as may be necessary to facilitate and/or ensure perfection of the Bank’s security interest in and the assignment of the contracts.

7.24	Subsidiary Collateral.

(a)

Collateral. The Borrower will cause the tangible and intangible personal property now owned or hereafter acquired by each of its subsidiaries whether newly fonned, after acquired or otherwise existing, to be subject at all times to a first priority, perfected lien (subject to liens permitted hereunder) in favor of the Bank to secure the obligations incurred under this Agreement or otherwise in connection with this Agreement. The Borrower shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Bank.

(b)

Fu11her Assurances. At any time upon request of the Bank, promptly execute and deliver any and all further instruments and documents and take all such other action as the Bank may deem necessary or desirable to maintain in favor of the Bank, liens and insurance rights on the collateral required to be delivered hereby that are duly perfected in accordance with the requirements hereof, all other documents executed in connection herewith and all applicable laws.

8.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Battle declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

8.2	Other Bank Agreements.

Any default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement, (i) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (ii) any representation or warranty made by any Obligor is false when made or deemed to be made; or (iii) any default occurs under any other agreement the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank.

8.3	Cross-default.

Any default occurs under any agreement in com1ection with any credit any Obligor has obtained from anyone else or which any Obligor has guaranteed, and which remains in default after any applicable notice and cure period.

8.4	False Information.

The Borrower or any other Obligor has given the Bank false or misleading information or representations.

8.5	Bankruptcy/Receivers.

Any Obligor or any general partner of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Obliger, or any general partner of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of any Obliger’s business; or the business is terminated, or such Obligor is liquidated or dissolved.

8.6	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

8.7	Judgments.

Any judgments or arbitration awards are entered against any Obliger. Materiality will be determined in the Bank’s sole discretion.

8.8	Death.

If any Obligor is a natural person, such Obligor dies or becomes legally incompetent, unless within ninety (90) days after such Obligor dies or becomes legally incompetent, the Borrower either (a) replaces such Obliger with a substitute Obligor who in the Bank’s sole but reasonable determination has comparable business experience and financial strength, and such substitute Obligor executes such guaranties and other documents as the Bank determines are required to affect such substitution or (b) pays in full to the Bank the outstanding principal and interest on all loan(s) for which such Obligor is obligated to the Bank.

8.9	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in any Obligor’s business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.

8.10	Government Action.

Any government authority takes action that the Bank believes materially adversely affects any Obligor’s financial condition or ability to repay.

8.11	ERISA Plans.

A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

8.12	Covenants.

Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article).

8.13	Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith .

9.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided, however, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the most recently ended fiscal year prior to the date of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

9.2	Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of the Commonwealth of Virginia (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

9.3	Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obliger, or any collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

9.4	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’ s prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.5	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (a) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

9.6	Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any fonn of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

9.7	CONFESSION OF JUDGMENT.

THE BORROWER HEREBY IRREVOCABLY APPOINTS EACH OF STEPHEN A. MAYO AND RUTH F. RILEY, ANY ONE OF WHOM MAY ACT ALONE, AS ITS DULY-CONSTITUTED, TRUE AND LAWFUL ATTORNEY-IN-FACT WITH AUTHORITY, IN THE NAME, PLACE AND STEAD OF THE BORROWER OR ANY OF THEM (IF MORE THAN ONE) TO CONFESS JUDGMENT IN THE OFFICE OF THE CIRCUIT COURT OF THE COUNTY OF FAIRFAX, VIRGINIA, AGAINST THE BORROWER OR ANY OF THEM (IF MORE THAN ONE), IN THE FULL AMOUNT DUE UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, PRINCIPAL, ACCRUED INTEREST AND LATE FEES) AND ANY MODIFICATION, RENEWAL OR SUBSTITUTION HEREOF, WHETHER NOW OR HEREAFTER EXISTING, PLUS ALL COSTS OF CONFESSING AND ENTERING JUDGMENT (INCLUDING, WITHOUT LIMITATION, ATTORNEY’S FEES), UPON THE OCCURRENCE OF ANY EVENT OF DEFAULT UNDER THIS AGREEMENT OR ANY MODIFICATION, RENEWAL OR SUBSTITUTION THEREOF, WHETHER NOW OR HEREAFTER EXISTING. SUCH APPOINTMENT SHALL CONSTITUTE A POWER COUPLED WITH AN INTEREST AND SHALL REMAIN IN EFFECT UNTIL ANY AND ALL INDEBTEDNESS EVIDENCED BY THIS AGREEMENT HAS BEEN PAID IN FULL. THE HOLDER OF THIS AGREEMENT MAY APPOINT A:. SUBSTITUTE FOR ANY ATTORNEY-IN-FACT NAMED ABOVE BY SPECIFICALLY NAMING SUCH SUBSTITUTE ATTORNEY-IN-FACT IN AN INSTRUMENT RECORDED AND INDEXED IN THE CLERK’S OFFICE IDENTIFIED ABOVE AS PROVIDED IN VA. CODE SEC. 8.01A35.

9.8	Severability: Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all 1ights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.9	Expenses.

,(a)

The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank’s continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor, (iii) the Bank’s costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obliger that are paid, incurred or advanced by the Bank.

(b)

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, (iii) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower’s sales or leases to or performance of services for debtors obligated upon the Borrower’s accounts receivable and disclosures in c01mection therewith, and (iv) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

(c)

The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank’s rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any “workout” or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

9.10	Set-Off.

Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

9.11	One Agreement.

This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the B01Tower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.12	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.13	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.14	Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank

9.15	Borrower/Obligor Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bartle, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Bo1TOwer agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank’s policies and practices from time to time in effect.

9.16	Customary Advertising Material.

The Borrower consents to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

9.17	Amendments.

This Agreement may be amended or modified only in writing signed by each party hereto.

9.18	Disposition of Schedules and Reports.

The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

9.19	Returned Merchandise.

Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Bon-ower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower’s instructions. If a credit adjustment is made with respect to any Eligible Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

9.20	Verification of Receivables.

The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

9.21	Waiver of Confidentiality.

The Borrower authorizes the Bank to discuss the Borrower’s financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

9.22	Additional Remedy for Failure to Assign Payments.

The Borrower acknowledges that the Bank will be irreparably harmed if the Borrower fails, after request by the Bank, to promptly assign payments due or to become due under any Eligible Receivables when required by the Bank, pursuant to this Agreement, and that the Bank shall have no adequate remedy at law. Therefore, the Borrower agrees that the Battle shall be entitled to the following remedies, in addition to all other remedies allowed by law or under this Agreement:

(a)	an injunction compelling the Borrower’s compliance with the provisions of this Agreement requiring the Borrower to assign payments due or to become due under any Eligible Receivables;

(b)

the appointment of a receiver, with instructions that the receiver shall comply, in the Bon-ower’s name and on its behalf, with the provisions of this Agreement requiring the Borrower to assign payments due or to become due under any Eligible Receivables; and

(c)

such other or further equitable relief as may be necessary or desirable to secure to the Bank the benefits of the rights of an assignee under the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code).

9.23	Disposition of Schedules and Reports.

The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

9.24	Returned Merchandise.

Until the Bank exercises its rights to collect the Eligible Receivables as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower’s instructions. If a credit adjustment is made with respect to any Eligible Receivables, the amount of such adjustment shall no longer be included in the amount of such Eligible Receivables in computing the Borrowing Base.

9.25	Verification of Eligible Receivables.

The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the Eligible Receivables upon which such debtor is obligated.

9.26	Waiver of Confidentiality.

The Borrower authorizes the Bank to discuss the Borrower’s financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

[SIGNATURES ON THE FOLLOWING PAGES]

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

	BANK OF AMERICA, N.A.		BOWMAN CONSULTING GROUP , LTD

By:	/S/	By:	/S/ (Seal)
	Name: Robin Toomey		Name: Gary Bowman
	Title: Senior Vice President		Title: President

Prepared by: Troutman Sanders LLP

	Address where notices to		Address where notices to
	the Bank are to be sent:		the Borrower are to be sent:

	8300 Greensboro Dr.		3863 Centerview Drive
	Mezz Level		Suite 300
	McLean, Virginia 22102		Chantilly, Virginia 20151
	Facsimile: ———————-		Attn: Robert A. Hickey
Telephone: (703) 464-1026

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons .

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

BANK OF AMERICA , N.A.		BOWMAN CONSULTING GROUP , LTD

By:	By:	(Seal)
Name:		Name:
Title:		Title:

Prepared by: Troutman Sanders, LLP

Address where notices to		Address where notices to
the Bank are to be sent:		the Borrower are to be sent:

8300 Greensboro Dr.		3863 Centerview Drive
Mezz Level		Suite 300
McLean , Virginia 22102		Chantilly, Virginia 20151
Facsimile:		Attn: Robert A. Hickey
Telephone: (703) 464-1026

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan . The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons .

SCHEDULE A

FEES

(a)	Facility No. I Loan Fee.

The Borrower agrees to pay a loan fee for Facility No. 1 in the amount of Thirty-One Thousand Dollars ($31,000). This fee is due on the date of this Agreement.

(b)	Facility No. 2 Loan Fee.

The Borrower agrees to pay a loan fee for Facility No. 2 in the amount of Two Thousand Five Hundred Dollars ($2,500). This fee is due on the date of this Agreement.

(c)	Late Fee.

To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(d)	Returned Payment Fee.

The Bank, in its discretion, may collect from the Borrower a returned payment fee each time a payment is returned or if there are insufficient funds in the designated account when a payment is attempted through automatic payment.

(e)	Unused Co1mnitment Fee.

The Borrower agrees to pay a fee on any difference between the Credit Limit and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at one-quarter of one percent (0.25%). This fee is due on September 30, 2017, and on the same day of each following qua1ter until the expiration of the availability period.

SCHEDULE 1.14

Accrued Put Options - Unexercised

Description	Shares	Exercise Start	Exercise End	Current Put Liability as of 6/30/2017
Loomis Partners, Inc.	840	12/31/17	12/31/20	191,077.69
Richard Creech	287	01/01/18	01/30/18	52,405.51
Richard Creech	287	04/01/18	04/13/18	51,083.31
Richard Creech	287	07/01/18	07/13/18	50,121.69
Richard Creech	287	10/01/18	10/13/18	49,390.85
Richard Creech	287	01/01/19	01/13/19	49,542.76
Richard Creech	287	04/01/19	04/13/19	49,009.37
Richard Creech	287	07/01/19	07/13/19	48,570.14
Richard Creech	287	10/01/19	10/13/19	48,202.19
Richard Creech	287	01/01/20	01/13/20	48,448.15
Richard Creech	287	04/01/20	04/13/20	48,140.04
Richard Creech	100	07/01/20	07/30/20	16,680.15
Jesse Goldfarb	144	08/30/16	08/30/18	28,337.13
Jerry Compton	144	08/30/16	08/30/18	28,337.13
Erik Juliano	144	08/30/16	08/30/18	28,337.13
Bill Pfeffer	144	08/30/16	08/30/18	28,337.13
Tracy Bratton	240	08/14/16	08/14/18	56,673.42
William Burnett	240	08/14/16	08/14/18	56,673.42
John Barnard	240	08/14/16	08/14/18	56,673.42
Derek Williams	112	06/30/15	12/31/18	25,122.96
Derek Williams	113	06/30/16	12/31/18	25,347.54
Stan Omland	2,813	10/01/16	12/31/16	472,538.80
Stan Omland	2,813	10/01/17	12/31/17	472,538.80
Stan Omland	2,813	10/01/18	12/31/18	472,538.80
Stan Omland	2,813	10/01/19	12/31/19	472,538.80
Stan Omland	2,813	10/01/20	12/31/20	472,538.80

SCHEDULE 6.10

LIST OF DEBTS BEING SUBORDINATED

CREDITOR	ORIGINAL PRINCIPAL AMOUNT	EVIDENCED BY
Stanley Omland	$1,705,510	Promissory Note dated as of October 1, 2014
Gary Bowman	$671,250.00	Promissory Note dated as of August 16, 2013

EXHIBIT A-1

BOWMAN CONSULTING GROUP, LTD

Bank of America

BORROWING BASE CERTIFICATE

ACCOUNTS RECEIVABLE

For the Month-ending                     01/00/00

	Eligible Prime Gov’t AIR	Eligible Non Prime Gov’t AIR	Eligible Commercial AIR (outstanding <90 days)	Eligible AIR (outstanding 90 - 120 daysl
1.) Beginning of Month G/L Balance	$0	$0	$0	$0
2.) ADD : Gross Sales for the Month	$0	$0	$0	$0
3.) ADD : Debit Memos , Returned Checks, Other Dr. Adj.	$0	$0	$0	$0
4.) LESS: Net Cash Collections for the Month	$0	$0	$0	$0
5.) LESS: Credit Memos, Discounts, Other Cr Adj.	$0	$0	$0	$0
Other Debits or (Credits)	$0	$0	$0	$0
6.) End of Month G/L Balance as of	$0	$0	$0	$0
7.) AIR Aging Balance as of the same date	!Q	$0	!Q	!Q

Variance, if any (Line 6 minus Line 7; if negative add to ineligibles on Sch. A)	!Q	!Q	!Q	!Q
8.) Ineligible Accounts Receivable (Per Attached Schedule A)	!Q	$0	!Q	!Q

9.) Net Eligible Accounts Receivable (Line 7 Aging Balance minus Line 8)	$0	$0	$0	$0
10.) Advance Rate	90%	85%	80%	50%

11.) Gross Availability • Accounts Receivable	$0	$0	$0	Lesser of $0 or $2,000,000
BORROWING BASE
12.) Gross Availability (Line 11)				$0
13.) Lesser of Gross Availability (Line 12) or Line Limit of				$0
$12,400,000
LOAN DETAIL
Loan balance Outstanding at Month-end 01/00/00				$0
14.) Total Loans Outstanding at Month-end				$0
15.) Borrowing Base Reserves (Per Attached Schedule A)				!Q
16.) Excess Borrowing Base Availability (Line 13 minus Line 14 & 15)				1Q

The undersigned represents and warrants that:

(A) The information provided above and in the accompanying supporting documentation is true. complete and correct, and complies fully with the conditions. terms and covenants of the Loan Agreement dated as amended to date (the Agreement) between the undersigned and Bank of America (the” Bank”)

(B) Since the date of the last financial statement or certification furnished to the Bank:

(a) There has been no material adverse change in the financial condition or operations of the undersigned: and

(b) There is no event which is, or with notice or lapse of time or both would be. a default under the Agreement

BOWMAN CONSULTING GROUP, LTD

By:	Date
Title :

EXHIBIT A-1

OBLIGOR:	BOWMAN CONSULTING GROUP, LTD
SCHEDULE OF INELIGIBLES

Check one	D Standard Ineligibles (Check if 100% compliance lo Standard)
Variance from Standard Ineligibles (Check if At:N of lhe Sfandard Ineligibles are to be excluded)

INELIGIBLE ACCOUNTS RECEIVABLE (boxes not checked represent variance{s)fromABL Sfandardsl

	Eligible Prime Gov’t AIR	Eliqible Non Prime Gov’t AIR	Eliqible Commercial AJR {outstanding <90 days)	Eligible AR (outstanding ;?: 120 da\’.§)
Past due: over Days (or 90 Days for Eligilble Prime Gov’t
AIR) PAST INVOICE DATE		0	0	0
Unapplied Cash/Deposits
Credit Balances in Past Dues
Foreign Account Debtor
No access to courts (Eligible Commercial AR only)
Subject to third party lien
35 % Cross Aging for over 120 days past invoice date
Claims
Affiliates, lnterco and Employees
Contra Elimination
Commissions to Agents
Cash/COD’S
Finance/Service Charges
Bankrupt Accounts
Pre-Billings/Bill and Hold
Retentions
Government Claims for Disallowed Expenses
Award Fees
Unbilled
Debit Memos/Chargebacks
Other as banks deems ineligible
Variance Between Aging & G/L (if GIL is to er)
Excess % Concentration Gross
TOTAL INELIGIBLE AIR (Toline 8 of BBC)
BORROWING BASE RESERVES
PACA (PerishableA91iculfura! CommodiliesAcl) or any similar Slate Law
Derivatives (including interest rate SWAP risk)
Other (specify)
Total Borrowing Base Reserves {To line 17 of BBC)

COMMENTS ON INELIGIBLES AND/OR RESERVES

COMPLIANCE CERTIFICATE

This Compliance Certificate (the “Certificate”) is delivered pursuant to the Credit Agreement dated as of August _,     2017 (together with all amendments and modifications, if any, from time to time made thereto, the “Credit Agreement”), between Bowman Consulting Group, Ltd, a Virginia corporation (the “Borrower”), and Bank of America, N.A (the “Bank ‘J. Unless otherwise defined, terms used herein (including the exhibits hereto) have the meanings provided in the Loan Agreement.

The undersigned, being the duly elected, qualified and acting                    of the Borrower, on behalf of the B01TOwer and solely in his or her capacity as an officer of the Borrower, the Borrower hereby certifies and warrants that:

He or she is the                    of the Borrower and that, as such, he or she is authorized to execute this Certificate on behalf of the Borrower.

Asof

Unless specifically noted below, Borrower was not in default of any of the provisions of the Credit Agreement during the period to which this Certificate relates, including but not limited to:

1.	Representations and Warranties provisions

2.	Covenants provisions, such as:

a.	Financial Information, in form and substance provided for, appropriately signed and presented as agreed.

b.	Financial Covenants provided for in the Credit Agreement (e.g. Funded Debt to EBITDA, Senior Funded Debt to EBITDA, and Basic Fixed Charge Coverage Ratio).

c.	Use of Proceeds provisions.

d.	Collateral provisions, including perfection and preservation of bank’s lien position, and Other Liens.

e.	Provisions for Notices, including notices pertaining to defaults, lawsuits, material adverse change, contingent liabilities and governmental or regulatory actions.

f.	Insurance provisions

g.	Additional Negative Covenants provisions including asset disposition, mergers or combinations, business acquisitions and business activities.

3.

Provisions constituting Defaults, including but not limited to: Failure to Pay, Lien Priority, False Information, Bankruptcy, Receivers, Lawsuits, Judgments, Government Action, Material Adverse Change, Cross-default.

Borrower was in default of the following provisions of the Loan Agreement during the period to which this Certificate relates [Show Nil or specifically list any areas where Borrower was not in compliance with the terms of the Loan Agreement]:

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this        day of                    ,201_.

BOWMAN CONSULTING GROUP, LTD

By:	(Seal)
Name: Title:

FUNDED DEBT TO EBITDA RATIO EXHIBIT

(Current Year CMLTD)

	Funded Debt to EBITDA Ratio (on a consolidated basis)	Prior Year Interim (1)	Prior Full Fiscal Year (2)	Current Year Interim (3)		Totals Columns (2) + (3)- (1)
l.	Funded Debt:
All outstanding liabilities for borrowed money

+ other interest-bearing liabilities, including current and long-term debt

	(A) = Funded Debt				1A

2.	EBITDA (calculated on a trailing 12 month basis):
Net income

(LESS income] [or PLUS loss] from discontinued
operations and extraordinary items

+ income tax

+ interest expense

+ depreciation

+ depletion

+ amortization

+ other non-cash charges, including non-cash reduction of put liabilities

(B) =EBITDA

Funded Debt to EBITDA Ratio= l(A) + 2(B):

	Required ratio is:			4.0 to 1.0

SENIOR FUNDED DEBT TO EBITDA RATIO EXHIBIT

(Current Year CMLTD)

Senior Funded Debt to EBITDA Ratio (on a consolidated basis)		Prior Year Interim (1)	Prior Full Fiscal Year (2)	Current Year Interim (3)		Totals Columns (2) + (3)-(1)
1.	Senior Funded Debt:
All outstanding liabilities for borrowed money

+ other interest-bearing liabilities, including current and long-term debt Subordinated Liabilities

	(A) = Funded Debt				1A

2.	EBITDA (calculated on a trailing 12 month basis):
Net income

[LESS income] [or PLUS loss] from discontinued operations and extraordinary items

+ income tax

+ interest expense

+ depreciation

+ depletion

+ amortization

+ other non-cash charges, including non-cash reduction of put liabilities

	(B) ““EBITDA				2B

Senior Funded Debt to EBITDA Ratio= l(A) + 2(B):

	Required ratio is:			3.25 to 1.0

BASIC FIXED CHARGE COVERAGE RATIO EXHIBIT

(Current Year CMLTD)

Basic Fixed Charge Coverage Ratio (on a consolidated basis)	Prior Year Interim (1)	Prior Full Fiscal Year (2)	Current Year Interim (3)		Totals Columns (2) + (3)- (1)
1. EBITDA (calculated on a trailing 12 month basis):
net income

(- income] {or+ loss] from discontinued operations and extraordinary items

+ income taxes

+ interest expense

+ depreciation

+ depletion

+ amortization

= EBITDA

+ Lease Expense

+ Rent expense

Income Taxes

dividends, withdrawals, and other distributions

= (A) Total Adjusted EBITDA				lA

2. Expenses (calculated on a trailing 12 month basis)

Interest expense

+ Lease expense

+ Rent expense

+ Current portion of long term debt as shown on current financial statement (excluding the indebtedness under the Non-Revolving Line of Credit)

+ Current portion of capitalized lease obligations as shown on current financial statement

+   The difference between principal and interest due under the Non-Revolving Line of Credit payable to the Bank for the prior 12-month period and the amount of employee payroll deductions collected by the Borrower for the repayment of the debt under the Non-Revolving Line of Credit for the prior 12-month period

(B) Total Fixed Charges				28

Basic Fixed Charge Coverage Ratio = l(A) + 2(B)

Required ratio is:		1.25 to 1.0